EXHIBIT 10.3

STOCK REDEMPTION AGREEMENT

This Stock Redemption Agreement (this “Agreement”) is made between Terra Tech Corp., a Nevada corporation (the “Company”), and Amy Almsteier (the “Selling Shareholder”) this 6th day of May 2013.

RECITALS

A. The Selling Shareholder is the owner of 11,700,000 shares of common stock (the “Redemption Shares”), par value $.001 per share, of the Company.

B. The Company desires to redeem the Redemption Shares from the Selling Shareholder, and the Selling Shareholder desires to have the Redemption Shares redeemed by the Company, upon the terms and conditions set forth in this Agreement.

ACCORDINGLY, the parties agree as follows:

1. Redemption Price. The Company shall redeem the Redemption Shares from the Selling Shareholder for the aggregate redemption price of US $5.00, which amount is hereby acknowledged as having been received in cash by the Company from the Selling Shareholder (the “Redemption Price”). Selling Shareholder hereby assigns, separate from certificate, all right, title and interest in and to the Redemption Shares to the Corporation.

2. Selling Shareholder’s Representations and Warranties.

2.1. The Selling Shareholder represents and warrants to the Company that: (i) the Selling Shareholder owns and holds the Redemption Shares free and clear of all liens, encumbrances and claims of other persons or entities whatsoever and subject to no options, warrants, contracts, agreements, arrangements or understandings of any kind; and (ii) the Selling Shareholder has full power and authority to transfer and deliver the Redemption Shares to the Company in accordance with the terms of this Agreement, and the consummation of the redemption transaction provided for in this Agreement shall not constitute the breach of any term or provision of, or constitute a default under, any agreement or other instrument to which the Selling Shareholder is a party.

2.2 The Selling Shareholder further represents and warrants to the Company that the Selling Shareholder has been advised to consult with, and has consulted or chosen not to consult with, independent advisers with respect to the fairness of the Redemption Price and the other terms of this Agreement.

3. Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to this Agreement and their respective spouses, successors, assignees, heirs and personal representatives.

4. Entire Agreement. This Agreement supersedes any and all oral or written agreements previously made relating to the subject matter of this Agreement, and constitutes the entire agreement of the parties with respect to such subject matter.

5. Amendment. This Agreement may be modified or amended only in writing signed by both parties.

6. Further Assurances. Each party shall execute and deliver any and all additional documents and instruments and shall take all actions reasonably requested by the other party in order to carry out the intent of this Agreement.

7. Counterparts. This Agreement may be executed in counterparts and by facsimile or scanned e-mail attachment, each of which shall considered an original, but both of which together shall constitute the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY: TERRA TECH CORP.:

By:	/s/ Derek Peterson
Name: Derek Peterson
Title: President and Chief Executive Officer

SELLING SHAREHOLDER:

By:	/s/ Amy Almsteier
Name: Amy Almsteier